Exhibit 99.1

Laureate Education Announces Closing of its Initial Public Offering

BALTIMORE, MARYLAND — February 6, 2017 — Laureate Education, Inc. (Nasdaq: LAUR) (“Laureate”) announced today the closing of its initial public offering of Class A common stock. Shares of Laureate began trading on the Nasdaq Global Select Market on February 1, 2017, under the symbol “LAUR.”

In connection with the offering, Laureate issued a total of 35,000,000 shares of Class A common stock at a price to the public of $14.00 per share. Laureate has granted the underwriters a 30-day option to purchase up to an additional 5,250,000 shares of Class A common stock at the initial public offering price, less underwriting discounts and commissions. The offering raised net proceeds of approximately $456.5 million, after deducting underwriting discounts and commissions and estimated offering expenses. Laureate intends to use the proceeds from the offering to repay, redeem or repurchase its outstanding 9.250% Senior Notes due 2019, its term loans under its senior secured credit facility and/or the seller notes used to partially finance the acquisition of FMU Group.

Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC and Barclays Capital Inc. are acting as joint book-running managers and representatives of the underwriters. Macquarie Capital (USA) Inc., J.P. Morgan Securities LLC, BMO Capital Markets Corp., Citigroup Global Markets Inc. and Goldman, Sachs & Co. also are acting as book-running managers for the offering. Robert W. Baird & Co. Incorporated, Barrington Research Associates, Inc., Piper Jaffray & Co., Stifel, Nicolaus & Company, Incorporated, William Blair & Company, L.L.C., Banco Bradesco BBI S.A. and BTG Pactual US Capital, LLC are acting as co-managers of the offering.

A registration statement, including a prospectus, relating to the offering of shares of the Class A common stock of Laureate was declared effective by the U.S. Securities and Exchange Commission on January 31, 2017. A copy of the final prospectus related to the offering may be obtained from Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, or by calling toll-free at (800) 221-1037, or by email at newyork.prospectus@credit-suisse.com; Morgan Stanley, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; or Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling toll-free at (888) 603-5847, or by email at barclaysprospectus@broadridge.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

About Laureate Education, Inc.

Laureate is the largest network of degree-granting higher education institutions, with more than one million students enrolled across 71 institutions in 25 countries on more than 200 campuses. In 1999, Laureate Education made its first investment in higher education and, since that time, it has developed into the leader in global higher education. Laureate offers high-quality undergraduate, graduate and specialized programs in a wide range of disciplines that provide attractive employment prospects.

Investor Relations Contact:

ir@laureate.net

Media Contacts:

Laureate Education

Adam Smith

Adam.Smith@laureate.net

U.S.: +1 (866) 452 8732 / International: +1 (410) 843 6100

Brunswick Group

Patricia Graue / Bryan Darrow

pgraue@brunswickgroup.com / bdarrow@brunswickgroup.com

+1 (212) 333 3810